EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Post-Effective Amendment to the Registration Statement No. 333-294376 on Form S-8 of International Business Machines Corporation of our report dated February 24, 2026 relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in the 2025 Annual Report to Stockholders, which is incorporated by reference in International Business Machines Corporation’s Annual Report on Form 10-K for the year ended December 31, 2025. We also consent to the incorporation by reference of our report dated February 24, 2026 relating to the financial statement schedule, which appears in such Annual Report on Form 10-K.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

New York, NY

July 29, 2026